Exhibit 99.3

Kroger and Albertsons Companies Announce Comprehensive
Divestiture Plan with C&S Wholesale Grocers, LLC
in Connection with Proposed Merger

Plan Marks Key Step in Merger Process

Both the Kroger and Albertsons Cos. Combination and the Divestiture Sale to C&S will Create
Meaningful and Measurable Benefits for Associates, Customers and Communities

Agreement with C&S Includes Sale of 413 Stores, 8 Distribution Centers,
2 Offices and 5 Private Label Brands Across 17 States and the District of Columbia
Extending a Well-Capitalized Competitor into New Geographies

Agreement Includes Sale of the QFC, Mariano’s and Carrs Brand Names and the Exclusive Licensing
Rights to the Albertsons Brand Name in Arizona, California, Colorado and Wyoming

C&S, an Industry Leader in Wholesale Grocery Supply and One of the Largest
Privately Held Companies in the United States, Brings 104 Years of Food Industry Experience
and a Track Record as a Successful Grocery Retailer

C&S Agrees to Maintain Collective Bargaining Agreements, Securing the Future of Union Jobs

Merger Remains on Track to Close in Early 2024,
Subject to Regulatory Clearance and Other Closing Conditions

CINCINNATI and BOISE (September 8, 2023) – The Kroger Co. (NYSE: KR) and Albertsons Companies Inc. (NYSE: ACI) announced today that they have entered a definitive agreement with C&S Wholesale Grocers, LLC for the sale of select stores, banners, distribution centers, offices and private label brands in connection with their proposed merger previously announced on October 14, 2022.

The proposed merger will create meaningful and measurable benefits for America’s consumers, Kroger and Albertsons associates, and communities that both Kroger and Albertsons serve by expanding access to fresh, affordable food and establishing a more compelling alternative to large, non-union retailers. This comprehensive divestiture plan marks a key next step toward the completion of the merger by extending a well-capitalized competitor into new geographies. The divestiture plan ensures no stores will close as a result of the merger and that all frontline associates will remain employed, all existing collective bargaining agreements will continue, and associates will continue to receive industry-leading health care and pension benefits alongside bargained-for wages.

C&S is an industry leader in wholesale grocery supply and supply chain solutions, with a strong track record as a successful grocery retailer. Founded in 1918 as a supplier to independent grocery stores, C&S services customers of all sizes, supplying more than 7,500 independent supermarkets, retail chain stores and military bases. Grounded in its commitment to feeding families across America, C&S currently operates Grand Union grocery stores and Piggly Wiggly® franchise and corporate-owned stores in the Midwest and Carolinas. C&S is deeply invested in the communities where it operates, and this retail expansion will continue its long-standing mission to keep communities fed. Through its wholesale and retail operations, C&S purchases more than 100,000 products, giving it the ability to provide customers with the best product selection and pricing available. In addition to its franchise and corporate owned supermarkets, C&S provides end-to-end wholesale, supply and marketing services to its retailer customers. C&S also brings experience with the merger process, having been an FTC-approved divestiture buyer in prior grocery transactions with a strong track record of successfully transitioning union employees and their associated collective bargaining agreements. In anticipation of the agreement, C&S’s 1918 Winter Street Partners retail holding company has been established to ensure a seamless closing process. C&S’s depth of industry knowledge, financial strength and commitment to growing its associates’ careers makes it the right fit to ensure the divested stores, distribution centers and offices grow and thrive for years to come.

“Following the announcement of our proposed merger with Albertsons Cos., we embarked on a robust and thoughtful process to identify a well-capitalized buyer who will operate as a fierce competitor and ensure divested stores and their associates will continue serving their communities in the ways they do today. C&S achieves all these objectives,” said Rodney McMullen, chairman and CEO of The Kroger Co. “C&S is led by an experienced management team with an extensive background in food retail and distribution and has the financial strength to continue investing in associates and the business for the long run. Importantly in our agreement, C&S commits to honoring all collective bargaining agreements which include industry-leading benefits, retaining frontline associates and further investing for growth.”

McMullen continued, “We appreciate our incredible associates who support and serve our customers and communities, and who help both of our companies succeed. C&S will offer exciting opportunities for associates to advance their careers – from frontline associates and store leaders to merchants and other professionals. We are confident the associates joining the C&S family will have an amazing opportunity to continue to build a thriving career in the food industry in one of the largest private companies in our country. C&S’s strong operational focus and financial resources, along with a comprehensive operational infrastructure included as part of the divestiture agreement, will position it to successfully operate and continue to grow these iconic brands for years to come. C&S is a values-driven organization that is committed to ending hunger while creating healthier communities – now and for future generations.”

The divestiture plan fulfills the commitments Kroger and Albertsons Cos. set out in their original merger agreement in October 2022 with regard to divesting stores, including:

•	Extending a competitor to new geographies through the sale of stores to a well-capitalized buyer that is led by seasoned operators with a strong balance sheet and a sound business plan;
•	Ensuring that no stores will close as a result of the merger;
•	Maintaining all current collective bargaining agreements, which include industry-leading healthcare and pension benefits, bargained-for wages, and ensuring frontline associates remain employed; and
•	Committing to invest in associates and stores for the long term.

Kroger took several steps to ensure a thoughtful and comprehensive divestiture plan. The terms of the plan support C&S’s ability to operate divested stores effectively and efficiently by providing:

•	Strong teams, with deep industry expertise and the ability to operate at scale, and to drive growth and operational advancements in the divested business;
•	A cohesive set of stores in each geography supported by two regional headquarters as well as banners, and private label brands with strong consumer recognition that will provide C&S with an established base on which to grow its store network; and
•	A robust operational infrastructure, including distribution centers and offices to support both the immediate and long-term success of the divested business.

“I have long respected C&S and its leadership team,” said Vivek Sankaran, CEO of Albertsons Companies. “I am thrilled that C&S’s outstanding capabilities and financial strength will ensure these divestiture stores can continue to grow and serve their communities as they do today. Most importantly, they have made a clear commitment to continuing to invest in and care for associates, including by honoring all collective bargaining agreements currently in place. I echo Rodney’s confidence in the bright future ahead for the associates joining the C&S team.”

“We look forward to welcoming thousands of new associates to the C&S family and providing them the opportunity to build long and successful careers,” said Eric Winn, Chief Operating Officer and designated Chief Executive Officer (effective October 2) of C&S Wholesale Grocers. “As a leader in the grocery industry, we have a strong heritage of value and customer service that is enabled by a deep commitment to our consumers, employees and communities. Today’s announcement is another exciting opportunity for C&S to further expand into the retail market, which is an important component of our growth and future success. We look forward to providing a superior shopping experience that delivers both quality and value to our customers.”

Transaction Details

The divestiture transaction includes 413 stores, along with QFC, Mariano’s and Carrs brand names. Stores currently under these banners that are retained by Kroger will be re-bannered into one of the retained Kroger or Albertsons Cos. banners following the close of the transaction. In the four states where C&S will have the license to the Albertsons banner, Kroger will re-banner the retained stores following the close of the merger with Albertsons Cos. Kroger will maintain the Albertsons banner in the remaining states. In addition, Kroger will divest the Debi Lilly Design, Primo Taglio, Open Nature, ReadyMeals and Waterfront Bistro private label brands.

The number of stores contained in the divestiture plan by geography is as follows:

•	WA: 104 Albertsons Cos. and Kroger stores
•	CA: 66 Albertsons Cos. and Kroger stores
•	CO: 52 Albertsons Cos. stores
•	OR: 49 Albertsons Cos. and Kroger stores
•	TX/LA: 28 Albertsons Cos. stores
•	AZ: 24 Albertsons Cos. stores
•	NV: 15 Albertsons Cos. stores
•	IL: 14 Kroger stores
•	AK: 14 Albertsons Cos. stores
•	ID: 13 Albertsons Cos. stores
•	NM: 12 Albertsons Cos. stores
•	MT/UT/WY: 12 Albertsons Cos. stores
•	DC/MD/VA: 10 Harris Teeter stores

The above stores (regardless of banner) will be divested by Kroger following the closing of the merger with Albertsons Cos.

Additional Terms of the Transaction

The definitive purchase agreement has customary representations and warranties and covenants of a transaction of its type. The transaction also provides a comprehensive operational infrastructure including eight distribution centers, two offices, five private label brands, and expert district, division and functional associates, to ensure C&S can continue to operate the divested stores competitively and cohesively with no disruption to the associate or customer experience. All fuel centers and pharmacies associated with the divested stores will remain with the stores and continue to operate.

Subject to fulfillment of customary closing conditions, including FTC and other governmental clearance, and the completion of the Kroger-Albertsons merger, C&S will pay Kroger an all-cash consideration of approximately $1.9 billion, including customary adjustments.

Prior to the closing, Kroger may, in connection with securing FTC and other governmental clearance, require C&S to purchase up to an additional 237 stores in certain geographies. If additional stores are added to the transaction, C&S will pay to Kroger additional cash consideration based upon an agreed upon formula.

As a result of the comprehensive divestiture plan announced with C&S, Kroger has exercised its right under the merger agreement to sell what would have been the SpinCo business to C&S. Consequently, the spin-off previously contemplated by Kroger and Albertsons Cos. is no longer a requirement under the merger agreement and will no longer be pursued by Kroger and Albertsons Cos.

Merger creates meaningful benefits for customers, associates and communities

The divestiture plan is another key step toward the completion of the proposed merger between Kroger and Albertsons Companies. The combination will bring together two complementary companies and create meaningful and measurable benefits for customers, associates and communities. The combination will advance Kroger’s Leading with Fresh, Accelerating with Digital strategy, which is grounded in Fresh, Our Brands, personalization and seamless. By doing so, the combined company will continue to invest in improving the customer experience and serving more communities across the country with fresh, affordable food. With a family of well-known, trusted brands, the combined company will offer customers lower prices and more choices for the fresh foods customers need, want and love – all with a seamless, omnichannel shopping experience.

The combination will allow Kroger and Albertsons Cos. to unlock significant benefits, including:

•	Advancing a Brighter Future for Our Associates. The combined company will benefit associates seeking to grow their careers. Kroger added more than 100,000 good-paying union jobs since 2012, and it anticipates continuing on this trajectory. The retailer committed to investing $1 billion in improving associates’ wages and comprehensive benefits post close. This commitment builds on the $1.9 billion in incremental investments Kroger made in wages and comprehensive benefits since 2018. The combined company has also committed to providing associates with programs aimed at continuing education and financial literacy following the completion of the merger. The combination will create a compelling alternative to large, non-union competitors.

•	Serving More of America with Fresh, High-Quality and Affordable Food. Kroger built its business model on a foundation of bringing customers lower prices and more choices for the foods their families need to thrive. The retailer committed to investing $500 million beginning day one post close to reduce prices for customers in stores across the U.S. An incremental $1.3 billion will also be invested to enhance the customer experience. The combination advances Kroger’s work to make its products more affordable and accessible to more families, ultimately supporting a food system that will feed people across the U.S. for years to come.

•	Driving Meaningful Improvements Where It Matters Most. The combination will create more opportunities to invest in communities across America as the company continues its journey to eliminate hunger and food waste. In June 2023, Kroger announced its commitment to donate 10 billion meals as a combined company upon completion of the proposed merger to families across the country by 2030. Putting this commitment into context, ten billion meals are enough to feed every person in the cities of Seattle, Denver, Chicago and Boston every meal, every day, for nearly two years. As a result of a strategic focus on donating surplus fresh food and charitable giving, the combined company will accelerate its ability to feed its neighbors and reduce waste, especially food waste.

The merger remains on track to close in early 2024, subject to the receipt of required regulatory clearance and other customary closing conditions, including receipt of clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. Kroger and Albertsons Cos. remain committed to working cooperatively with the regulators and all other interested parties to complete the transaction and unlock the many benefits it offers.

Read more about the combined company’s commitment to customers, associates and communities at www.krogeralbertsons.com

Kroger Second Quarter 2023 Earnings Results and Conference Call

In a separate press release issued today, Kroger reported its second quarter 2023 results.

Kroger's quarterly conference call with investors will be broadcast as scheduled at 10 a.m. (ET) on September 8, 2023 at ir.kroger.com. An on-demand replay of the webcast will be available at approximately 1 p.m. (ET) on Friday, September 8, 2023.

Advisors

Citi and Wells Fargo Securities, LLC are serving as financial advisors and Weil, Gotshal & Manges LLP and Arnold & Porter Kaye Scholer LLP are serving as legal counsel to Kroger.

Goldman Sachs & Co. LLC and Credit Suisse are serving as financial advisors and Jenner & Block LLP is serving as corporate legal counsel and White & Case LLP and Debevoise & Plimpton LLP are serving as antitrust legal counsel to Albertsons Cos.

About Kroger

At The Kroger Co. (NYSE: KR), we are dedicated to our Purpose: To Feed the Human Spirit™. We are, across our family of companies nearly half a million associates who serve over 11 million customers daily through a seamless digital shopping experience and retail food stores under a variety of banner names, serving America through food inspiration and uplift, and creating #ZeroHungerZeroWaste communities by 2025. To learn more about us, visit our newsroom and investor relations site.

About Albertsons Companies, Inc.

Albertsons Companies is a leading food and drug retailer in the United States. As of June 17, 2023, the Company operated 2,272 retail food and drug stores with 1,726 pharmacies, 401 associated fuel centers, 22 dedicated distribution centers and 19 manufacturing facilities. The Company operates stores across 34 states and the District of Columbia with 24 banners including Albertsons, Safeway, Vons, Jewel-Osco, Shaw's, Acme, Tom Thumb, Randalls, United Supermarkets, Pavilions, Star Market, Haggen, Carrs, Kings Food Markets and Balducci's Food Lovers Market. The Company is committed to helping people across the country live better lives by making a meaningful difference, neighborhood by neighborhood. In 2022, along with the Albertsons Companies Foundation, the Company contributed more than $200 million in food and financial support, including more than $40 million through our Nourishing Neighbors Program to ensure those living in our communities and those impacted by disasters have enough to eat.

About C&S Wholesale Grocers, LLC

C&S Wholesale Grocers, LLC is an industry leader in supply chain solutions and wholesale grocery supply in the United States. Founded in 1918 as a supplier to independent grocery stores, C&S now services customers of all sizes, supplying more than 7,500 independent supermarkets, chain stores, military bases and institutions with over 100,000 different products. We are an engaged corporate citizen, supporting causes that positively impact our communities. To learn more, please visit www.cswg.com.

This press release contains certain statements that constitute “forward-looking statements” within the meaning of federal securities laws, including statements regarding the effects of the proposed transaction and divestiture plan. These statements are based on the assumptions and beliefs of Kroger and Albertsons Cos. management in light of the information currently available to them. Such statements are indicated by words or phrases such as “accelerate,” “anticipates,” “create,” “committed,” “confident,” “continue,” “deliver,” “driving,” “expect,” “future,” “guidance,” “positioned,” “strategy,” “target,” “synergies,” “trends,” and “will.” Various uncertainties and other factors could cause actual results to differ materially from those contained in the forward-looking statements. These include the specific risk factors identified in “Risk Factors” in each of Kroger’s and Albertsons Cos.’ annual report on Form 10-K for the last fiscal year and any subsequent filings, as well as the following: the expected timing and likelihood of completion of the proposed transaction and divestiture plan, including the timing, receipt and terms and conditions of any required governmental and regulatory clearance of the proposed transaction and divestiture plan; the impact of the proposed divestiture plan; the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement or divestiture agreement; the outcome of any legal proceedings that may be instituted against the parties and others following announcement of the merger agreement and proposed transaction or divestiture plan; the inability to consummate the proposed transaction or divestiture plan due to the failure to satisfy other conditions to complete the proposed transaction or divestiture plan; risks that the proposed transaction disrupts current plans and operations of Kroger and Albertsons Cos.; the ability to identify and recognize the anticipated benefits of the proposed transaction, including expectations and synergies; the amount of the costs, fees, expenses and charges related to the proposed transaction or divestiture plan; and the ability of Kroger and Albertsons Cos. to successfully integrate their businesses and related operations; the ability of Kroger to maintain an investment grade credit rating; risks related to the potential impact of general economic, political and market factors on the companies or the proposed transaction. The ability of Kroger and Albertsons Cos. to achieve the goals for the proposed transaction may also be affected by their ability to manage the factors identified above.

The forward-looking statements by Kroger and Albertsons Cos. included in this press release speak only as of the date the statements were made. Neither Kroger nor Albertsons Cos. assumes the obligation to update the information contained herein unless required by applicable law. Please refer to the reports and filings of Kroger and Albertsons Cos. with the Securities and Exchange Commission for a further discussion of the risks and uncertainties that affect them and their respective businesses.

Media Contacts

Kroger

Erin Rolfes

Director, Corporate Communications & Media Relations

erin.rolfes@kroger.com

Albertsons Companies

Daphne Avila

Vice President, External Communications

media@albertsons.com

C&S Wholesale Grocers

Lauren La Bruno
Vice President of Communications, Change Management and Community Relations
C&S Wholesale Grocers, LLC
CSComm@cswg.com

Investor Contacts

Kroger

Rob Quast

Senior Director of Investor Relations

investorrelations@kroger.com

Albertsons Companies

Melissa Plaisance

Senior Vice President, Investor Relations, Treasury and Risk Management

Investor-relations@albertsons.com

C&S Wholesale Grocers

Julie Drake

Vice President, Assistant Treasurer

IR@cswg.com